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                             TRIAD HOSPITALS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN
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                             TRIAD HOSPITALS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                     Index
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                                                                   Page
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ARTICLE 1   - Purpose................................................-1-

ARTICLE 2   - Eligible Employees.....................................-1-

ARTICLE 3   - Stock Subject to the Plan..............................-1-

ARTICLE 4   - Payment Periods and Stock Options......................-1-

ARTICLE 5   - Exercise of Option.....................................-2-

ARTICLE 6   - Authorization for Entering Plan........................-3-

ARTICLE 7   - Amount of Payroll Deductions...........................-3-

ARTICLE 8   - Change in Payroll Deductions...........................-3-

ARTICLE 9   - Withdrawal from the Plan...............................-3-

ARTICLE 10 -  Establishment of Brokerage Account.....................-4-

ARTICLE 11 -  Issuance of Stock; Fractional Shares...................-4-

ARTICLE 12 -  No Transfer or Assignment of Employee's Rights.........-4-

ARTICLE 13 -  Termination of Employee's Rights.......................-4-

ARTICLE 14 -  Termination and Amendments to the Plan.................-5-

ARTICLE 15 -  Limitations on Sale of Stock Purchased Under the Plan..-5-

ARTICLE 16 -  Company's Payment of Expenses Related to the Plan......-5-

ARTICLE 17 -  Participating Subsidiaries.............................-5-

ARTICLE 18 -  Administration of the Plan.............................-6-

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ARTICLE 19 -  Optionees Not Stockholders.............................-6-

ARTICLE 20 -  Application of Funds...................................-6-

ARTICLE 21 -  Changes in Capital.....................................-6-

ARTICLE 22 -  Approval of Stockholders...............................-6-

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                             TRIAD HOSPITALS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 - Purpose

     The Triad Hospitals, Inc. Employee Stock Purchase Plan (the ''Plan'') is intended as an incentive and to encourage stock ownership by all eligible employees of Triad Hospitals, Inc. (the ''Company'') and participating subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an ''employee stock purchase plan'' within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the ''Code'').

ARTICLE 2 - Eligible Employees

     All full-time and regular part-time employees of the Company (or of any of its participating subsidiaries) who have completed three months of employment with the Company (or any of its subsidiaries) shall be eligible to receive options under this Plan to purchase shares of the common stock of the Company (the "Common Stock") (except employees in countries whose laws make participation impractical). Months of employment credited to otherwise eligible employees of the Company for purposes of eligibility to participate in the Columbia/HCA Healthcare Corporation Employee Stock Purchase Plan will be credited solely for purposes of eligibility determinations in 1999 as months of employment under the Plan. Persons who have been so employed for three months or more (or otherwise credited with three or more months of employment) on the first day of a Payment Period shall receive their options as of such day. In no event may an employee be granted an option under the Plan if such employee, immediately after the option is granted, owns stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining stock ownership under this Article, the rules of section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

ARTICLE 3 - Stock Subject to the Plan

     The total number of shares of Common Stock of the Company that may be issued pursuant to the Plan is 3,000,000 shares, which may consist, in whole or in part, of unissued shares or treasury shares.

ARTICLE 4 - Payment Periods and Stock Options

     The six-month periods, December 1 to May 31 and June 1 to November 30, are the Payment Periods during which payroll deductions will be accumulated under the Plan; provided, however,
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the initial Payment Period shall be a special, one-time, short period from July
1, 1999 to November 30, 1999. Each Payment Period includes only regular paydays falling within it.

     Two times each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last business day of such Payment Period, at the Option Price, such number of shares of Common Stock reserved for the purpose of the Plan which equals the number of whole or fractional shares whose purchase price does not exceed ten percent (10%) of the participant's Covered Compensation during the Payment Period divided by the price as determined below, on condition that such employee remains eligible to participate in the Plan as provided herein. The participant shall be entitled to exercise such options as granted only to the extent of his accumulated payroll deductions through his last payday in a Payment Period.

     For purposes of the Plan, the "Option Price" for each Payment Period shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the Payment Period, rounded up to avoid fractions other than 1/4, 1/2 and 3/4, or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the Payment Period, rounded up to avoid fractions other than 1/4, 1/2 and 3/4.

     For purposes of the Plan, "Covered Compensation" means base compensation for services, including shift or other regular compensatory premiums, and payments in substitution for base pay, such as vacation, holiday, and sick pay, but not including overtime, bonuses or short- or long-term disability payments.

     For purposes of this Plan, the term ''average market price'' means the closing price of Common Stock of the Company on the NASDAQ, or any other exchange upon which the Company's Common Stock is then traded.

     For purposes of this Plan, the term ''business day'' means a day on which there is trading in the Company's Common Stock on the NASDAQ, or any other exchange upon which the Company's Common Stock is then traded.

     No employee shall be granted an option which permits his rights to purchase Common Stock under the Plan and any similar plans of the Company (or any parent or subsidiary corporations) to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with section 423(b)(8) of the Code.

ARTICLE 5 - Exercise of Option

     Each eligible employee who continues to be a participant in the Plan on the third Friday of the last month of a Payment Period shall be deemed to have irrevocably stated his intention to exercise his option on the last business day of such Payment Period and shall be deemed to have purchased from the Company the number of such whole or fractional shares of Common Stock
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reserved for the purposes of the Plan as his accumulated payroll deductions during such Payment Period will purchase at the Option Price. If a participant is not an employee on the third Friday of the last month of a Payment Period, he shall not be entitled to exercise his option.

ARTICLE 6 - Authorization for Entering Plan

     An employee may become a participant in the Plan by filling out, signing and delivering to the Company's Human Resources Department an Authorization in the form and manner satisfactory to the Company:

     A. stating the whole percentage of Covered Compensation to be deducted regularly from his pay; and

     B. authorizing the purchase of Common Stock for him in each Payment Period in accordance with the terms of the Plan.

     Such Authorization must be received by the Company's Human Resources Department no later than the third Friday of the last month of a Payment Period in order to be effective for the following Payment Period.

     The Company will accumulate and hold for the employee's account the amounts deducted from his pay pursuant to his Authorization. No interest will be paid on such amounts.

ARTICLE 7 - Amount of Payroll Deductions

     An employee may authorize payroll deductions in a whole percentage amount not less than one percent (1%) but not more than ten percent (10%) of his Covered Compensation received during the Payment Period.

ARTICLE 8 - Change in Payroll Deductions

     Deductions may be increased or decreased only at the beginning of a Payment Period. A new Authorization will be required and must be received by the Company's Human Resources Department no later than the third Friday of the last month of a Payment Period in order to be effective for the following Payment Period.

ARTICLE 9 - Withdrawal from the Plan

     An employee may withdraw from the Plan, in whole but not in part, at any time by delivering an Authorization to the Company's Human Resources Department indicating such employee's intent to withdraw. An employee may change his contribution rate effective the first day of a Payment Period. Once during each Payment Period, an employee may reduce his contribution rate to 0% and may either allow dollars contributed to participate in the allocation or receive a refund prior to the

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allocation. If such Authorization is received at least five (5) business days prior to the third Friday of the last month of a Payment Period, the Company will promptly refund the entire balance of his deductions accumulated during such period. If an employee's Authorization is received after such date, but before the end of a Payment Period, deductions will be stopped as soon as practicable, and deductions accumulated during such period will be applied to the purchase of stock.

     An employee who withdraws from the Plan is like an employee who has never entered the Plan. To re-enter, he must file a new Authorization by the third Friday of the last month of a Payment Period which cannot, however, become effective before the beginning of the next Payment Period following his withdrawal.

ARTICLE 10 - Establishment of Brokerage Account

     By enrolling in the Plan, each participating employee will be deemed to have authorized the establishment of a brokerage account in his name at a securities brokerage firm approved by the Compensation Committee of the Company's Board of Directors (the ''Committee'').

ARTICLE 11 - Issuance of Stock; Fractional Shares

     Stock purchased under the Plan will be held in an account in the name of the employee, or if his Authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, unless prohibited by state law. Certificates will be issued, at the employee's request, only for whole numbers of shares. Fractional interests in shares will be carried forward in an employee's account until such time as they equal one full share, or until the termination of an employee's brokerage account, whereupon an amount equal to the value of such fractional interest shall be paid in cash to the employee.

ARTICLE 12 - No Transfer or Assignment of Employee's Rights

     An employee's rights under the Plan are his alone and may not be transferred, assigned to or availed of by any other person. Any option granted to an employee may be exercised only by him.

ARTICLE 13 - Termination of Employee's Rights

     An employee's rights under the Plan will terminate when he ceases to be an employee because of retirement, resignation, discharge, death, change of status, or for any other reason. A withdrawal Authorization will be considered as having been received from the employee on the day his employment ceases, and all payroll deductions not used to purchase stock will be refunded to the employee, or in the event of the employee's death, to his estate.

     If an employee's payroll deductions are interrupted by any legal process, a withdrawal Authorization will be considered as having been received from him on the day the interruption occurs.

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ARTICLE 14 - Termination and Amendments to the Plan

     The Plan may be terminated at any time by the Committee. It will terminate in any case when all or substantially all of the shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

     The Committee also reserves the right to amend the Plan from time to time in any respect; provided, however, that no amendment shall be effective without prior approval of the stockholders of the Company, which would (a) except as provided in Article 21, increase the number of shares of Common Stock to be offered above or (b) except as provided in Article 17, change the classes of employees eligible to receive options under the Plan.

ARTICLE 15 - Limitations on Sale of Stock Purchased Under the Plan

     The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee may, therefore, sell stock purchased under the Plan at any time he chooses; provided, however, that because of certain federal income tax requirements, each employee will agree by entering the Plan, to give the Company prompt notice of any such stock disposed of within (i) two years after the date of grant of the applicable option or (ii) one year after the transfer of such stock to such employee showing the number of such shares disposed of, and an appropriate legend requiring such notice shall be placed on the certificates of Common Stock issued hereunder. The employee assumes the risk of any market fluctuations in the price of such stock.

ARTICLE 16 - Company's Payment of Expenses Related to the Plan

     The Company will bear all costs of administering and carrying out the Plan.

ARTICLE 17 - Participating Subsidiaries

     The term ''participating subsidiaries'' shall mean any subsidiary of the Company (i) which is at least fifty percent (50%) owned by the Company (or a parent or a subsidiary), (ii) which is a "corporation" as determined under section 424 of the Code and (iii) which is designated by the Committee to participate in the Plan. The Committee shall have the power to make such designation before or after the Plan is approved by the stockholders.

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ARTICLE 18 - Administration of the Plan

     The Plan shall be administered by the Committee. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

ARTICLE 19 - Optionees Not Stockholders

     Neither the granting of an option to an employee nor the deductions from his pay shall make such employee the owner of the shares covered by an option until such shares have been purchased by him.

ARTICLE 20 - Application of Funds

     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

ARTICLE 21 - Changes in Capital

     If the Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and kind of shares subject to this Plan and the option prices shall be appropriately and equitably adjusted so as to maintain the option prices thereof. In the event of a dissolution or liquidation of the Company or a merger, consolidation, sale of all or substantially all of its assets, or other corporate reorganization in which the Company is not the surviving corporation, or any merger in which the Company is the surviving corporation but the holders of its Common Stock receive securities of another corporation, any outstanding options hereunder shall terminate. The existence of the Plan or options hereunder shall not in any way prevent any transaction described herein, and no holder of an option shall have the right to prevent such transaction.

ARTICLE 22 - Approval of Stockholders

     Commencement of the Plan shall be subject to approval by the stockholders of the Company within 12 months before or after the date the Plan is adopted by the Board of Directors. Notwithstanding any provision to the contrary, failure to obtain such stockholder approval shall void

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the Plan, any options granted under the Plan, any share purchases pursuant to the Plan, and all rights of all participants.

     This Employee Stock Purchase Plan has been executed effective this 1st day of June, 1999.

                              TRIAD HOSPITALS, INC.



ATTEST:                       By: Rick Thomason
                                 -----------------------------------------
                                    Its: Vice President of Human Resources
-----------------------------            ---------------------------------
Secretary

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